Exhibit 1.1

INMUNE BIO Inc.

AMENDMENT NO. 1 TO

At-the-market SALES AGREEMENT

August 18, 2020

BTIG, LLC

65 East 55th Street

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the At-The-Market Sales Agreement, dated April 16, 2020, including the Schedules and Exhibits thereto (the “Sales Agreement”), between INmune Bio Inc., a Nevada corporation (the “Company”), and BTIG, LLC (“BTIG” and, together with the Company, the “Parties”), pursuant to which the Company agreed that it may issue and sell to or through BTIG, as sales agent and/or principal, up to that number of shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of $10,000,000, subject to the limitations set forth in Section 5(c) of the Sales Agreement.

The Parties wish to modify and amend the Sales Agreement as provided in this Amendment No. 1, dated August 18, 2020, to the Sales Agreement between BTIG and the Company (this “Amendment”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement.

BTIG and the Company hereby agree as follows:

A. Amendments to Sales Agreement. The Sales Agreement is hereby amended, effective August 18, 2020, as follows:

1. The address of BTIG directly above the words “Ladies and Gentlemen:” on the first page of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“BTIG, LLC

65 East 55th Street

New York, NY 10022”

2. The first sentence of Section 1 of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“The Company agrees that, from time to time after August 18, 2020 and during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell to or through BTIG, as sales agent and/or principal, up to that number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of $30,000,000 (inclusive of shares of Common Stock sold pursuant to this Agreement prior to the date of this Amendment for gross proceeds of $972,879) (the “Shares”), subject to the limitations set forth in Section 5(c) hereof (the “Maximum Amount”).”

3. Clause (iii) of the second sentence of Section 5(c) of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“(iii) the number or dollar amount of shares of Common Stock permitted to be offered and sold by the Company under Form S-3,”

4. The sixth sentence of Section 6(a) of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“At the time of (i) the initial filing of the Registration Statement with the Commission and (ii) the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), the Company met the then applicable requirements for use of Form S-3 under the Securities Act.”

5. The last sentence of Section 6(z) of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“Except as disclosed in the Registration Statement and the Prospectus, (1) the Company and its Subsidiaries, considered as one enterprise, have established and currently maintain disclosure controls and procedures within the meaning of Rule 13a-15 under the Exchange Act; (2) as of June 30, 2020, the Company has determined that such disclosure controls and procedures were not effective and, therefore, not in compliance with Rule 13a-15 under the Exchange Act and (3) as of June 30, 2020 and as of the date of this Agreement, the Company’s Chief Executive Officer and its Chief Financial Officer each have determined that notwithstanding the failure of the Company’s disclosure controls and procedures to be effective in compliance with Rule 13a-15 under the Exchange Act, they were sufficient to ensure that information required to be disclosed by the Company in the reports that it files or submits to the Commission under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.”

6. Section 6(ll) of the Sales Agreement is hereby amended by adding the following sentence immediately after the first sentence of such Section:

“At the close of trading on the Exchange on August 17, 2020, the aggregate market value of the outstanding Non-Affiliate Shares was approximately $116,521,335 (calculated by multiplying (x) the price at which the common equity of the Company was last sold on the Exchange on July 14, 2020 by (y) the number of Non-Affiliate Shares outstanding on August 17, 2020).”

7. Section 13 of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to BTIG, shall be delivered to:

BTIG, LLC

65 E 55th Street

New York, NY 10022

Attention: Equity Capital Markets

Email: BTIGUSATMTrading@btig.com

with copies (which shall not constitute notice) to:

BTIG, LLC

600 Montgomery Street, 6th Floor

San Francisco, CA 94111

Attention: General Counsel and Chief Compliance Officer

Email: BTIGcompliance@btig.com

            legal@btig.com

and:

Dorsey & Whitney LLP

51 West 52nd Street

New York, NY 10019

Telephone: (212) 415-9214

Facsimile: (212) 953-7201

Attention: Anthony J. Marsico

Email: marsico.anthony@dorsey.com

and if to the Company, shall be delivered to:

INmune Bio Inc.

1200 Prospect Street, Suite 525

La Jolla, CA 92037

Attention: David J. Moss, CFO

Email: dmoss@inmunebio.com

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Attention: Marc Ross, Esq.

Email: mross@srf.law

Each party may change such address for notices by sending to the other party to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 13 if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives confirmation of receipt by the receiving party (other than pursuant to auto-reply). Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.”

8. Schedule 1 is hereby amended by adding the words “as amended on August 18, 2020” immediately after “April 16, 2020” in such Schedule.

9. The first sentence of the Form of Officer’s Certificate attached as Exhibit 7(m) is hereby amended by adding the words “as amended on August 18, 2020” immediately after “April 16, 2020” in such sentence.

B. Prospectus Supplement. The Company shall file a prospectus supplement to the Prospectus pursuant to Rule 424(b) under the Securities Act of 1933, as amended, reflecting this Amendment within two (2) business days of the date of this Amendment.

C. No Other Amendments. Except as amended as set forth in Part A above, all of the terms and provisions of the Sales Agreement shall continue in full force and effect and shall not be in any way changed, modified or superseded by this Amendment.

D. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

E. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

[Remainder of page intentionally left blank.]

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

INMUNE BIO INC.

By:	/s/ David Moss
Name:	David Moss
Title:	Chief Financial Officer

ACCEPTED as of the date first-above written:

BTIG, LLC

By:	/s/ KC Stone
Name:	KC Stone
Title:	Managing Director

Signature Page to Amendment No. 1 to Sales Agreement

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